Exhibit 99.1

JAKKS Pacific® Reports Fourth Quarter and Year-End Results for 2014

Solid Performance and a Return to Profitability in 2014

MALIBU, Calif.--(BUSINESS WIRE)--February 25, 2015--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s fourth quarter and full year ended December 31, 2014.

Net sales for the fourth quarter of 2014 were $254.0 million, compared to $137.7 million reported in the comparable period in 2013. Reported net income for the fourth quarter was $2.8 million, or $0.11 per diluted share. This compares to a net loss of $16.1 million, or $0.73 per diluted share, reported in the comparable period in 2013. Adjusted EBITDA for the fourth quarter of 2014 increased to $10.6 million, compared with negative EBITDA of $6.0 million in the fourth quarter of 2013. See note on "Use of Non-GAAP Financial Information.”

Net sales for the full year of 2014 were $810.1 million, compared to $632.9 million in 2013. Reported net income for the full year was $21.5 million, or $0.70 per diluted share. This compares to net loss for the full year of 2013 of $53.9 million, or $2.43 per diluted share. Adjusted EBITDA for the full year of 2014 increased to $52.9 million, compared with negative EBITDA of $17.0 million for 2013.

Stephen Berman, President and CEO, JAKKS Pacific, Inc., stated, “We are very satisfied with our strong performance in the fourth quarter. Despite logistical challenges related in part to the port issues, and a difficult retail and consumer landscape that adversely affected many of our competitors, we ended the year with a solid quarter.

“We are gratified with our accomplishments in 2014. We returned the Company to profitability and positioned it to remain on this path going forward with a strong lineup of products, a dedicated staff and the implementation of ongoing operating efficiencies. We showcased our core competencies as a leading toy company with the agility to develop, manufacture and ship high quality and popular toy products and costumes in rapid response to consumer demand. Our foresight to build inventory ahead of the port issues and the Chinese New Year, along with our warehouse and distribution efficiencies, has allowed us to ship products and continue to meet retailers’ needs.

“These strengths were evidenced by the performance of our highly acclaimed Disney Frozen product line, our very own Max Tow Truck™, as well as our Big Figures licensed large scale figures, Nintendo® figures and plush, and Disguise Halloween costumes, to name a few. Our Disney Frozen Snow Glow Elsa was one of the top selling toys in 2014, and both the Snow Glow Elsa doll and Max Tow Truck were featured in Fortune magazine’s list of top 5 most sought after toys this past holiday season.”

Mr. Berman continued, “We recently completed our Hong Kong and Nuremberg Toy Fair meetings to preview our 2015 product line and the response from our domestic and international retail partners has been encouraging. We enter our 20th year of business with a strong portfolio of licensed and proprietary products, while keeping a close watch on trends and blockbuster licenses this year. Our Disney licensed Frozen product line continues to be very strong and encouraging. We are also eagerly awaiting the new Disney live action Cinderella theatrical release slated for March for which we have an exciting product line. In addition, we are also excited about our new product introductions later this year, such as our Disney Frozen Musical Box, our brand new Sing Along Elsa Doll and our new Color of the Sea Ariel Doll. We are also enthusiastic about our own 3D Character Creator, which has already received recognition as one of the year’s most innovative products. We are also extending our broad line of Big Fig products such as Star Wars and Halo, just to name a few. We are also looking forward to expanding our successful Max Tow Truck line to maximize on the achievements during the past holiday season.”

Mr. Berman added, “We also expect to see growth in our International business from expanded licensing rights into new markets, and new offices in Mexico, and in Asia with our new JAKKS-Meisheng joint venture to commercialize our products in China. In conclusion, we are encouraged for the year ahead and we believe we are well positioned for a profitable 2015.”

Working Capital

As of December 31, 2014, the Company’s working capital was $246.2 million, including cash and equivalents and marketable securities of $71.7 million, compared to working capital of $136.3 million, including cash and equivalents and marketable securities of $117.3 million as of December 31, 2013. Due to sustained customer demand and as a contingency measure to better deal with the port issues, on-hand inventory levels increased to $78.8 million at year-end 2014 from $46.8 million at year-end 2013. In 2014, DSIs remain flat at 52 days when compared to 2013 and, due to the proportion of shipments later in the fourth quarter, our accounts receivable of $234.5 million resulted in DSOs increasing modestly by 17 days to 83 days.

2015 Guidance

For 2015, we are currently forecasting an increase in earnings and EBITDA on lower revenue. Net sales are expected to be in the range of approximately $730 million to $740 million, with earnings in the range of approximately $0.71 to $0.75 per diluted share and EBITDA in the range of approximately $56 million to $58 million.

For the first quarter ending March 31, 2015, the Company expects net sales in the range of approximately $101 million to $103 million with a loss in the range of approximately $0.47 to $0.44 per share compared to net sales of $82.5 million and a loss of $0.74 per diluted share for the same period in 2014. EBITDA is expected to be in the range of $2.8 million to $2.2 million loss for the first quarter of 2015.

The improvement in earnings and EBITDA in 2015 reflects the impact of cost-saving and other margin improvement initiatives undertaken by the Company, with gross margins anticipated to be approximately 31.0%.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its fourth quarter and full year earnings conference call today, February 25, 2015, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:30 a.m. ET on February 25 through March 26, 2015. The playback can be accessed by calling (888) 843-7419, or (630) 652-3042 for international callers, pass code “3891 3700.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics and Saban’s Power Rangers®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2015 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2014	2013
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$71,525	$117,071
Marketable securities	220	220
Accounts receivable, net	234,516	101,223
Inventory, net	78,827	46,784
Income taxes receivable	24,008	24,008
Deferred income taxes	3,358	3,953
Prepaid expenses and other current assets	25,139	27,673
Total current assets	437,593	320,932

Property and equipment	107,080	97,325
Less accumulated depreciation and amortization	95,984	86,229
Property and equipment, net	11,096	11,096

Goodwill	44,492	44,876
Trademarks & other assets, net	61,601	65,922
Investment in joint venture	-	18
Investment in DreamPlay LLC	7,000	7,000
Total assets	$561,782	$449,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$143,087	$94,361
Reserve for sales returns and allowances	24,477	31,374
Income taxes payable	23,784	20,762
Long term debt, current portion	-	38,098
Total current liabilities	191,348	184,595

Long term debt, net of current portion	215,000	100,000
Other liabilities	1,874	7,021
Income taxes payable	2,496	2,597
Deferred tax liability	5,980	6,946
Total liabilities	416,698	301,159

Stockholders' equity:
Common stock, $.001 par value	23	23
Additional paid-in capital	178,051	200,665
Accumulated deficit	(26,645)	(48,154)
Accumulated other comprehensive loss	(6,835)	(3,849)
Total JAKKS Pacific, Inc. stockholders' equity	144,594	148,685
Non-controlling interests	490	-
Total stockholders' equity	145,084	148,685
Total liabilities and stockholders' equity	$561,782	$449,844

Working Capital	$246,245	$136,337

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2014
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$254,016	$137,730	$810,060	$632,925
Less cost of sales
Cost of goods	137,567	81,220	455,756	380,971
Royalty expense	35,871	15,936	109,406	86,334
Amortization of tools and molds	881	1,807	9,091	9,841
Cost of sales	174,319	98,963	574,253	477,146
Gross profit	79,697	38,767	235,807	155,779
Direct selling expenses	31,103	14,839	66,525	45,326
Selling, general and administrative expenses	39,381	37,275	126,921	143,412
Reorganization Expenses	-	-	1,154	11,573
Depreciation and amortization	1,955	2,705	9,880	11,573
Income (loss) from operations	7,258	(16,052)	31,327	(44,532)
Other income (expense):		-		-
Equity in net (loss) income of joint venture	-	(1,124)	314	(3,148)
Other Income	-	6,000	5,932	6,000
Interest income	23	26	112	327
Interest expense, net of benefit	(3,303)	(2,740)	(12,461)	(9,942)
Income (loss) before provision for income taxes	3,978	(13,890)	25,224	(51,295)
Provision for income taxes	1,180	2,178	3,715	2,611
Net income (loss)	$2,798	$(16,068)	$21,509	$(53,906)
Net income (loss) per share	$0.11	$(0.73)	$0.70	$(2.43)
Shares used in loss per share	45,010	22,073	39,841	22,200

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
For the Three and Twelve Months Ended December 31, 2014 and 2013

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)

Income (loss) from operations	$7,258	$(16,052)	$31,327	$(44,532)

Depreciation and amortization	2,836	4,512	18,971	21,414
Restricted stock compensation expense	476	522	1,473	1,085
Reorganization expenses	-	5,015	1,154	5,015

Adjusted EBITDA	$10,570	$(6,003)	$52,925	$(17,018)

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, (310) 455-6210
Anne-Marie Grill, (310) 455-6245